UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2014

ABBVIE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35565	32-0375147
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1 North Waukegan Road

North Chicago, Illinois 60064-6400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (847) 932-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On September 3, 2014, AbbVie Inc. issued a press release announcing that it has revised its full-year and third quarter 2014 earnings-per-share guidance ranges on a GAAP basis. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Item 8.01. Other Events.

As described in Item 7.01 above, on September 3, 2014, AbbVie Inc. announced that it has revised its full-year and third quarter 2014 earnings-per-share guidance ranges on a GAAP basis.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit
99.1	Press Release, dated September 3, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABBVIE INC.

Date: September 3, 2014	By:	/s/ WILLIAM J. CHASE
William J. Chase Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release, dated September 3, 2014.